UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
 ____________________________________________

FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):               June 13, 2014

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Joy Global Inc.
(Exact name of Registrant as Specified in Its Charter)
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Delaware	001-09299	39-1566457
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 E. Wisconsin Avenue, Suite 2780
Milwaukee, WI 53202
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:
(414) 319-8500

Former name or former address, if changed since last report:
Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 13, 2014, Joy Global Inc. (the “Company”) announced that it had appointed Matthew S. Kulasa as Vice President, Controller and Chief Accounting Officer effective June 13, 2014. Mr. Kulasa, age 38, has served as the Company's Finance Director – Eurasia in the United Kingdom, since March 2012. Mr. Kulasa previously served as Director of Financial Reporting from 2005 to 2009, Assistant Controller and Director of Accounting from 2009 to 2011 and Financial Controller – Eurasia from 2011 to March 2012. Prior to joining the Company, Mr. Kulasa worked for nearly eight years in public accounting with Deloitte, LLP.

Mr. Kulasa succeeds James E. Agnew, the Company’s former Vice President, Controller and Chief Accounting Officer. On June 9, 2014, Mr. Agnew notified the Company that he was resigning effective June 13, 2014, in order to accept the position of Senior Vice President, Controller – Corporate with a global technology distribution company.

Mr. Kulasa will receive salary, bonus and equity awards under the Joy Global Inc. 2007 Stock Incentive Plan at levels that are consistent with his seniority and position. He will also continue to receive health, welfare and retirement benefits at levels that are generally available to salaried employees.

Neither Mr. Kulasa nor any of his immediate family members is a party, either directly or indirectly, to any transaction that would be required to be reported under Item 404(a) of Regulation S-K, nor is Mr. Kulasa a party to any arrangement or understanding pursuant to which he was selected as an officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOY GLOBAL INC.

Date: June 13, 2014	By:	/s/ James M. Sullivan
James M. Sullivan
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)